Exhibit 99.1

AAON Appoints Matt J. Tobolski as New Chief Executive Officer

Matt J. Tobolski to succeed Gary D. Fields; Fields to become special advisor to the Board.

TULSA, OK, February 20, 2025 – AAON, Inc. (NASDAQ: AAON) (“AAON” or the “Company”), a leading provider of high-performance, energy-efficient HVAC solutions, today announced that its Board of Directors has appointed Matt J. Tobolski, PhD, as Chief Executive Officer effective as of the Company’s Annual Shareholders’ meeting on May 13, 2025. Dr. Tobolski will succeed Gary Fields, who will remain a member of the Board of Directors and serve as a special advisor to the Board to help ensure a smooth transition.

Dr. Tobolski, currently serving as president and COO of the Company, will assume the CEO role as AAON continues to strengthen its market position through significant investments in data center cooling production capacity, positioning the Company for sustained growth. He brings extensive leadership experience and robust understanding of the engineering and manufacturing of HVAC systems, particularly in the data center thermal management market. Dr. Tobolski previously served as president of BASX Solutions, a company he co-founded in 2013 that AAON acquired in December 2021.

“The Board identified Matt as uniquely suited to lead AAON in its next chapter of growth,” said A.H. “Chip” McElroy II, independent chair of the board of directors. “We expect this will be a seamless process, especially in light of Matt’s leadership that we have witnessed over the past three years. As Gary was the right leader at the right time, so too is Matt. He has the vision, talent, drive, and skills to leverage the entire enterprise into a pattern of growth that will serve AAON and its customers for years to come.”

"It is an honor to be appointed CEO of AAON. I am excited to take on the challenge of leading the Company into its next phase of growth," Dr. Tobolski said. “By leveraging the innovative spirit and highly talented engineering resources of both AAON and BASX, we are well-positioned to grow the Company’s prominence in the industry. As we enter this evolutionary phase, I look forward to strengthening relationships and continuing to deliver industry-leading solutions.”

“I am thankful for the opportunity to have led AAON these past few years,” said Mr. Fields. “I am confident that the executive leadership team, led by Matt, will take the Company to the next level. While I am transitioning out of the CEO role, I am not retiring. I will remain involved as a mentor and advisor to ensure a seamless transition and support the Company as it continues to evolve.”

Mr. Fields and Dr. Tobolski will work in tandem over the next three months as Dr. Tobolski prepares to assume the CEO role and position AAON for long-term growth and success.

About Matt J. Tobolski
Since January 2024, Matt has served as president and chief operating officer for AAON. He has been integral in the Company’s transformational reorganization and positioning both brands, AAON and BASX, for sustainable long-term growth. Since 2022, Matt was president of AAON’s BASX segment, a business that AAON acquired in 2021 and Matt co-founded in 2013. Prior to AAON acquiring BASX, Matt helped build the business into becoming an emerging player in the data center and cleanroom markets. His educational background consists of earning a bachelor’s degree in civil engineering from the University of Massachusetts Dartmouth and a Master’s and Doctorate in structural engineering from the University of California San Diego.

About Gary D. Fields
Gary has over 40 years of industry experience, beginning his HVAC career in 1983 as an equipment sales representative at Texas AirSystems, where he later became a member of the ownership group from 2000 to 2012. He joined AAON’s board of directors in 2015, became president of AAON in 2016, and has served as chief executive officer since May 2020. Through leveraging his immense knowledge of the industry and drawing upon his strong leadership skills, Gary was integral in leveraging what founder Norm Asbjornson had built and transforming the Company to becoming the enterprise it is today. Since Gary became president in 2016, sales of AAON have more than tripled and market capitalization of the Company has grown over 500%. After stepping down as CEO in May, Gary will remain a member of the Board of Directors and serve as special advisor to the Board.

About AAON, Inc.
Founded in 1988, AAON is a leader in HVAC solutions for commercial and industrial indoor environments. The company’s industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance, and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing capabilities enable continuous advancement toward a cleaner and more sustainable future. For more information or to locate an AAON representative, visit www.aaon.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone (617) 877-6346
Email: joseph.mondillo@aaon.com